SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-12

Fastenal Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒    No fee required.

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2001 Theurer Boulevard

Winona, Minnesota 55987-0978

(507) 454-5374

February 23, 2011

Dear Fellow Shareholders:

I am pleased to invite you to attend our annual meeting to be held at Fastenal’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 19, 2011.

The notice of annual meeting and the proxy statement, which follow, describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy material over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in ‘street name’), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A. (a ‘registered shareholder’), you will continue to receive a copy of our proxy materials by mail as in previous years.

We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

Sincerely,

Robert A. Kierlin Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Tuesday, April 19, 2011 at 10:00 a.m. (central time)

PLACE	Fastenal Company (Truck bay) 2001 Theurer Boulevard Winona, Minnesota 55987

ITEMS OF BUSINESS

1.      The election of a board of directors consisting of nine members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

2.      The ratification of the selection of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2011.

3.      An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.

4.      An advisory, non-binding vote to determine the frequency (whether annual, biennial, or triennial) with which shareholders of the company shall be entitled to have an advisory vote on executive compensation.

5.      The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 22, 2011.

VOTING BY PROXY	YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Daniel L. Florness Executive Vice-President and Chief Financial Officer

Winona, Minnesota

February 23, 2011

PROXY STATEMENT

Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 19, 2011 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders whose shares are registered directly in their names with our transfer agent (‘registered shareholders’) will commence on or about March 3, 2011. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in ‘street name’) will commence on or about the same date.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

These are the proposals scheduled to be voted on at the annual meeting:

•	election of all nine directors (‘Proposal #1’);

•	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011 (‘Proposal #2’);

•	adoption of the resolution approving the compensation of certain of our executive officers (‘Proposal #3’); and

•	approval of the frequency for future shareholder advisory votes on executive compensation (‘Proposal #4’).

Who is entitled to vote?

The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 22, 2011, there were 147,430,712 shares of common stock issued and outstanding, each of which is entitled to one vote.

Only shareholders of record at the close of business on February 22, 2011 will be entitled to vote at the annual meeting or any adjournments thereof.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for the election to our board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Ratification of Independent Registered Public Accounting Firm and Approval of Executive Compensation

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting, is required for approval of Proposal #2 and Proposal #3.

Approval of Frequency of Shareholder Advisory Votes on Executive Compensation

With respect to Proposal #4, the option receiving the most votes among the choices for frequency of the shareholder advisory vote on executive compensation will be deemed to have received the non-binding approval of the shareholders.

How are votes counted?

You may either vote ‘FOR’ or ‘WITHHOLD’ authority to vote for each nominee for election to the board of directors. You may vote ‘FOR’ ‘AGAINST’ or ‘ABSTAIN’ on Proposal #2 and Proposal #3. You may vote ‘FOR 1 Year’, ‘FOR 2 Years’, ‘FOR 3 Years’, or ‘ABSTAIN’ on Proposal #4. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors, it has the same effect as a vote against the proposal. If you just sign and submit a proxy card without voting instructions, your shares will be voted ‘FOR’ each director nominee and ‘FOR’ or ‘AGAINST’ any other proposal as recommended by the board.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on ‘routine’ matters, such as the ratification of independent registered public accounting firm, but not on ‘non-routine’ proposals, such as the election of directors and, for annual meetings commencing this year, the advisory votes regarding executive compensation and the frequency of future votes on executive compensation. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a ‘broker non-vote’. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How does the board recommend that I vote?

Fastenal’s board recommends that you vote your shares:

•	‘FOR’ each of the nominees to the board;

•	‘FOR’ the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•	‘FOR’ the adoption of the resolution approving the compensation of certain of our executive officers; and

•	‘FOR’ every year as the frequency for future shareholder advisory votes on the approval of executive compensation.

How do I vote my shares without attending the annual meeting?

Registered Shareholders

If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•

by telephone, (1) on a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 18, 2011, (2) have your proxy card available, and (3) follow the simple instructions provided;

•

over the internet, (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 18, 2011, (2) have your proxy card available, and (3) follow the simple instructions provided; and

•

by mail, (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including the election of directors.

Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan

If you participate in our 401(k) and employee stock ownership plan (‘the 401(k) plan’) and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustees will vote shares for which no directions have been timely received, and shares not credited to any participant’s account, in proportion to votes cast by participants who have timely responded.

How do I vote my shares in person at the annual meeting?

If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you wish to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy’s authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.

How do I change my vote?

If you are a registered shareholder, you may revoke your proxy at any time prior to the vote at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy’s authority or a properly signed proxy bearing a later date, or by submitting a subsequent proxy by telephone or over the internet. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.

* * * * * * * * * *

PROPOSAL #1 - ELECTION OF DIRECTORS

Nominees and Required Vote

Our bylaws direct that our business will be managed by or under the direction of a board of directors of not less than five or more than 12 directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders’ meeting and will hold office for the term for which he or she was elected and until a successor is elected and has qualified.

Each of the nominees named below is a current director of Fastenal and has indicated a willingness to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.

The following table sets forth certain information as to each director and nominee for the office of director:

Name	Age	Director since	Independent	Position
Robert A. Kierlin	71	1968	Yes	Chairman of the Board and Director
Stephen M. Slaggie	71	1970	Yes	Director
Michael M. Gostomski	70	1973	Yes	Director
Willard D. Oberton	52	1999	No	Chief Executive Officer, President, and Director
Michael J. Dolan	62	2000	Yes	Director
Reyne K. Wisecup	48	2000	No	Executive Vice President – Human Resources and Director
Hugh L. Miller	67	2007	Yes	Director
Michael J. Ancius	46	2009	Yes	Director
Scott A. Satterlee	42	2009	Yes	Director

Director Qualifications

Fastenal’s board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Three are original founders each with over forty years of experience in the company and the industry. Each independent director has a resume of entrepreneurial experience in leading a different business from which he is able to contribute complementary expertise to the company. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company’s success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, international market development, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.

The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company’s board of directors, and collectively contribute to its ongoing success.

Mr. Robert A. Kierlin has served as chairman of the board since the company’s incorporation and is one of our founders. The company was started with his initiative, vision, and analysis of a business opportunity largely unmet in the fastener supply and distribution markets and he identified the store locations the company initially pursued. His entrepreneurialism, market analysis, determination, operating skill and prudence, strategic insights, integrity, and furtherance of a unique corporate culture based upon finding, directing, retaining, and motivating employees with opportunities and compensation incentives, have been, and continue to be, significant contributing factors to the company’s success.

Mr. Kierlin served as the company’s chief executive officer from 1968 through 2002, and its president from 1968 through July 2001. In addition, he served as a Minnesota State Senator from April 1999 through 2006, and has been and continues to serve as a board member of multiple businesses and a member and leader of numerous community and educational boards and organizations.

Mr. Kierlin has been a director of Fastenal since 1968.

Mr. Stephen M. Slaggie is a long-serving member of the company’s board and one of our founders. He was in the banking and insurance businesses, most notably with the insurance and real estate firm of Gate City Agency where he was a principal and owner, from 1966 through 1987, when he joined Fastenal as a full time employee. He served as our treasurer from 1970 through June 1996, and as our corporate secretary from 1970 through June 2003, when he retired as an employee. While actively involved with the company, he managed multiple functions including insurance risk management, leasing, real estate, human resources, and investor relations. His experienced background in all of these matters, but particularly risk management and investor relations, provides a valuable resource to the company and its board. In addition, Mr. Slaggie has served as a member and leader of many community and educational boards and organizations, including the board of governors of St. John’s University, Collegeville, Minnesota.

Mr. Slaggie has been a director of Fastenal since 1970.

Mr. Michael M. Gostomski is a long-serving member of the company’s board and one of our founders. His primary background is in the heating, air-conditioning and ventilation business with professional skills developed through years of service in all aspects of that business. Since 1993, he has been president and chief executive officer of Winona Heating and Ventilating, Inc., a Winona, Minnesota-based company in the heating, ventilating, air-conditioning, and roofing business with a primary focus on commercial customers and industrial applications. Currently, he serves on the board of Multi-Stack, LLC, a leading originator and innovator in the design, manufacture, distribution, and installation of modular water chilling equipment utilizing environmentally conducive refrigerants to improve the manufacturing processes of manufacturers of commercial and consumer products. His first-hand knowledge of the use of industrial products in the construction, HVAC, and manufacturing businesses, and how to sell into these markets, provides useful insights to the marketing and distribution of industrial products by Fastenal. He currently serves as chair of the board of St. Mary’s University, Winona, Minnesota, and has been a member of its board of trustees for many years.

Mr. Gostomski has been a director of Fastenal since 1973 and is a member of our compensation committee.

Mr. Willard D. Oberton has served as the company’s president since July 2001, and has been our chief executive officer since December 2002. He began his business career with Fastenal in January 1980, and was promoted to branch manager, then district manager, and later to general operations manager. He served as our vice-president from March 1997 through June 2000, as our executive vice-president from June 2000 through July 2001, and as our chief operating officer from March 1997 through December 2002. Mr. Oberton’s professional career has grown from within Fastenal as he has successfully worked, managed, and provided leadership to most of the departments and disciplines integral to the company’s growth and financial success. This varied experience with the company gives him unique insights into the company’s ‘success drivers’ and in developing and leading the execution of the company’s strategy. He truly epitomizes Fastenal’s philosophy of ‘promotion from within whenever possible’.

In addition, Mr. Oberton serves on the board of directors of publicly-held Donaldson Company, which gives him useful insight into another organization’s corporate governance, compensation planning, and strategic development. Also, he serves on the board of WinCraft, a privately-held company involved in manufacturing and distributing promotional marketing merchandise, which are important disciplines helpful to successfully managing Fastenal. Additionally, he has served on the boards of other community and educational organizations, including the board of trustees of St. Benedict’s College, St. Joseph, Minnesota.

Mr. Oberton has been a director of Fastenal since 1999.

Mr. Michael J. Dolan served as chief operating officer of Smead Manufacturing Company from October 1995 through February 2001, successfully participating in profitably growing this privately-owned manufacturer of office filing products to $500 million in annual revenues. Smead, through its 3,000 employees, operates multi-plant locations in North America and Europe and sells and distributes products in all fifty states and internationally. Prior to 1995, Mr. Dolan was a partner in the international audit and accounting firm of KPMG LLP, which assisted in taking Fastenal public in 1987. He was associated with KPMG LLP for a total of twenty-five years during which time he specialized in advising distribution, transportation, and manufacturing companies, several of which were publicly-held. Since March 2001, Mr. Dolan has worked as a business consultant. His operations background in manufacturing, multi-location distribution, transportation, and marketing serves the board and company in these areas integral to Fastenal’s business, and provides experience in evaluating business risk as well as opportunity. His financial background and experience in accounting and reporting matters and in advising publicly-held companies provides the experience needed to chair the company’s audit and compensation committees. He has also served on other community and educational boards, including the board of trustees of St. Mary’s University, Winona, Minnesota.

Mr. Dolan has been a director of Fastenal since 2000, and is chair of our audit and compensation committees.

Ms. Reyne K. Wisecup serves as the company’s executive vice president – human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In

April 2002, she was promoted to vice-president of employee development, a position she held until November 2007, when she was made executive vice president – human resources.

In her capacity as executive vice president – human resources, Ms. Wisecup has management responsibilities for the company’s human resources department which includes human relations, payroll and benefits, equal opportunity and affirmative action, safety, insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our ‘people centered’ decentralized structure relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very useful direct link from the employees to the board which aids the board in shaping employee relations. Her career path also epitomizes the ‘promote from within’ philosophy which is a cornerstone of Fastenal’s culture.

Ms. Wisecup has been a director of Fastenal since 2000.

Mr. Hugh L. Miller has been the president and chief executive officer of RTP Company, a privately owned custom compounder of thermoplastics materials headquartered in Winona, Minnesota, since 1985. This manufacturing company, with $300 million of annual revenues, has been profitably grown under his strategic guidance and daily executive leadership. The company operates seven plants in North America, for over fifteen years has had significant foreign operations with multiple sales and plant locations in Japan, Korea, India, Singapore, and Malaysia, and is currently expanding into Europe, all areas of Fastenal’s strategic focus. Mr. Miller’s experience in developing and growing a successful business dependent on diverse customer relationships in unique foreign cultures contributes needed insight to Fastenal’s management team as it pursues international opportunities. Additionally, he has served as a member and leader of several community boards and organizations.

Mr. Miller has been a director of Fastenal since 2007 and is a member of our audit committee.

Mr. Michael J. Ancius serves as the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a position he has held since 1997. Kwik Trip is a privately-held multi-location retail convenience store chain and food processing and logistics company headquartered in LaCrosse, Wisconsin, with $3 billion in annual revenues and over 9,000 employees at 400 locations. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM McGladrey for nine years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his involvement with Kwik Trip’s strategic planning and in the development of compensation strategies for some 9,000 employees brings beneficial insight to our compensation committee.

Mr. Ancius has been a director of Fastenal since 2009 and is a member of our compensation committee.

Mr. Scott A. Satterlee has served as senior vice-president of transportation of C.H. Robinson Worldwide Inc., one of the world’s largest third party logistics companies, since December 2007, and as a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson, with annual revenues of over $7.3 billion, is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. It serves customers through a network of offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson utilizes a pay-for-performance incentive compensation model to motivate its employees, a philosophy consistent with Fastenal’s compensation programs. Since becoming an executive officer of C.H. Robinson, Mr. Satterlee has been responsible for a portion of its existing global operations with duties that include oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee has responsibility at C.H. Robinson for expanding operations into portions of South America, Europe, and Asia. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company’s strategic focus.

Mr. Satterlee has been a director of Fastenal since 2009 and is a member of our audit committee.

None of the above nominees is related to any other nominee or to any of our executive officers.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

THE ELECTION OF EACH OF THE ABOVE NOMINEES

* * * * * * * * * *

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Director Independence and Other Board Matters

Our board of directors has determined that none of Mr. Kierlin, Mr. Slaggie, Mr. Gostomski, Mr. Dolan, Mr. Miller, Mr. Ancius, or Mr. Satterlee has any relationship that would interfere with the exercise by such person of independent judgment in the carrying out of his responsibilities as a director and that each such individual is an independent director under the listing standards of the NASDAQ Stock Market (herein referred to as ‘independent directors’). The independent directors constitute a majority of our board of directors.

Our board of directors provides a process for our shareholders to send communications directly to our directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on our web site at www.fastenal.com.

We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each of our directors attended our 2010 annual meeting.

Board Oversight of Risk

The board of directors recognizes that, although risk management is a primary responsibility of the company’s management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company’s policies and practices with respect to risk assessment and risk management, including discussing with management the company’s major risk exposures and the steps that have been taken to monitor and control those exposures. The compensation committee has been assigned the duty to assess the impact of the company’s compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee’s involvement in risk assessment and management as they relate to compensation programs is provided below under ‘Executive Compensation—Compensation Discussion and Analysis.’ Each committee reports to the board ensuring the board’s full involvement in carrying out its responsibility for risk management.

The board’s oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.

Board Diversity

Our independent directors, with input from the management directors, are responsible for identifying and recommending to the board the nomination of individuals they consider qualified to be board members. Although the independent directors do not have a formal policy relating specifically to the consideration of diversity in the selection and evaluation of director nominees, they do seek a diversity of perspectives, backgrounds, and experiences. Important characteristics include judgment, intelligence, business background, life experiences, educational resume, employment, and leadership experiences, along with other intangibles which will, in concert with other persons already on the board, contribute to the ongoing success of the company. Characteristics and values of ambition, innovation, integrity and teamwork, consistent with those required of all company employees, are of utmost importance.

Board Leadership Structure and Committee Membership

Mr. Kierlin has been the chairman of the board since Fastenal’s incorporation, and served as chief executive officer from 1968 through December 2002, and president from 1968 through July 2001. Although the roles of chairman and chief executive officer have been separated since 2003, in the view of the board, the advisability of continued separation of these roles will depend upon specific circumstances and the experience and background of the company’s leadership. Separation of the two offices is not mandated by the company’s corporate governance guidelines.

As non-executive chairman, Mr. Kierlin is the primary liaison between the chief executive officer and the other independent directors and provides strategic input and counseling to the chief executive officer. With input from the other board members, committee chairs and management, he develops the agenda for board meetings, sets board meeting schedules, presides over meetings of the board, and assigns leadership responsibilities for executive sessions of the independent directors. As a company founder, former president and chief executive officer, and as board chairman and member for over forty years, Mr. Kierlin has extensive knowledge of the company and the industry, and its opportunities and challenges, and has a productive working relationship with the chief executive officer and other senior management members.

The board, collectively and through its committees, executes its monitoring and oversight responsibilities and does not expect its chairman to handle those duties. Under the present circumstances, and with the combination of experience and backgrounds, Fastenal’s board believes separation of the roles of chairman and chief executive officer is the best way to operate the company given its flat organizational and management structure. The current separation of these offices provides greater opportunity for the chief executive officer and other members of senior management to generally avail themselves of Mr. Kierlin’s extensive knowledge, and allows adequate time for the chairman and chief executive officer to dedicate the time and energy enabling each to function most effectively.

During 2010, we had two standing board committees, consisting of an audit committee and a compensation committee. The members of our audit committee and compensation committee during 2010, and the number of meetings held by the board and by each committee during 2010, are detailed below. During 2010, each director attended more than 75% of the aggregate number of meetings of the board and the various committees on which he or she served during 2010.

	Board	Audit	Compensation
Mr. Kierlin	Chairman
Mr. Slaggie	X
Mr. Gostomski	X		X
Mr. Oberton	X
Mr. Dolan	X	Chairman	Chairman
Ms. Wisecup	X
Mr. Miller	X	X
Mr. Ancius	X		X
Mr. Satterlee	X	X
Number of 2010 meetings	4	7	4

We do not have a nominating committee or any other committee of the board of directors performing equivalent functions.

Audit Committee

Our audit committee consists of three directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan is an ‘audit committee financial expert’ under the rules of the SEC.

The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:

•	select, evaluate, compensate, and replace our independent registered public accounting firm;

•	pre-approve services to be provided by our independent registered public accounting firm;

•

review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;

•	monitor the activities and performance of our internal auditors and our independent registered public accounting firm;

•	monitor the independence of our independent registered public accounting firm;

•	oversee our internal compliance programs;

•	review related person transactions for potential conflict-of-interest situations; and

•	establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

Our audit committee operates under an amended and restated written charter adopted by our board of directors in January 2011. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the amended and restated audit committee charter is available on our website at www.fastenal.com.

Related Person Transaction Approval Policy

In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of ‘related person transactions’. For these purposes, a ‘related person’ is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Fastenal to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a ‘related person’;

•	transactions available to all employees or all shareholders on the same terms;

•

purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal’s filings with the SEC; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.

Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.

Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Fastenal;

•	whether the transaction is material to Fastenal;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.

Transactions with Related Persons

There were no related person transactions during 2010 required to be reported in this proxy statement.

Compensation Committee

Our compensation committee was appointed by our board of directors to discharge the board’s responsibilities relating to compensation of Fastenal’s executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of three directors, each of whom qualifies as an independent director. Our compensation committee has the authority to:

•	evaluate our chief executive officer’s performance, and determine and approve all elements of our chief executive officer’s compensation;

•	review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;

•	approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	review our compensation programs for management employees generally, and make recommendations to our board concerning the adoption or amendment of compensation plans;

•	review and approve all changes in Fastenal’s benefit plans which could result in material changes in costs or the benefit levels provided;

•

review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;

•	oversee the process by which the company conducts advisory shareholder votes regarding compensation matters; and

•	review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal’s annual proxy statement.

Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers and may provide input at the request of the compensation committee on that compensation, but may not vote on executive compensation.

Our compensation committee operates under an amended and restated written charter adopted by our board of directors in January 2011. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of this amended and restated compensation committee charter is available on our web site at www.fastenal.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the board who served on our compensation committee during 2010 has ever been an officer or employee of Fastenal. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Compensation of our Directors

Our chairman of the board made recommendations regarding director compensation for 2010 to the full board and the board made the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation.

During 2010, each of our directors received an annual retainer of $7,500 for his or her services as a director. In addition, the chair of each committee (audit and compensation) received an annual retainer of $7,500. The annual retainers were paid at the first meeting of the year. Each of the non-employee directors, other than the chairman of the board, received $4,000 (plus reimbursement of reasonable expenses) for attendance at each regular meeting of the board and each committee meeting. The chairman of the board received a monthly retainer of $4,000 in lieu of meeting attendance fees.

The following table sets forth information with respect to the 2010 compensation for each of our directors, in their capacity as directors, other than our chief executive officer. Our chief executive officer’s compensation, in his capacity as a director and an executive officer of Fastenal, is set out in the Summary Compensation Table later in this document.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Kierlin	55,500	—	—	—	—	—	55,500
Stephen M. Slaggie	23,500	—	—	—	—	—	23,500
Michael M. Gostomski	39,500	—	—	—	—	—	39,500
Michael J. Dolan	82,500	—	—	—	—	—	82,500
Reyne K. Wisecup	7,500	—	—	—	—	—	7,500
Hugh L. Miller	51,500	—	—	—	—	—	51,500
Michael J. Ancius	39,500	—	—	—	—	—	39,500
Scott A. Satterlee	47,500	—	—	—	—	—	47,500

From an historical perspective, at the beginning of 2009 the annual retainer amount for all directors and for each committee chair was $10,000, the monthly retainer for the chairman of the board was $5,000, and the meeting attendance fee was $4,000. On April 21, 2009, the board lowered the annual retainer for its directors and committee chairs by 25% to $7,500 (effective with the next annual payment) and lowered the monthly retainer for the chairman of the board by 20% to $4,000 (effective with the next monthly payment). This reduction was an acknowledgment by our board regarding the impact of the economy on our employees and shareholders. On October 11, 2010, the board established the 2011 director compensation as follows: the annual retainer for all directors at $15,000, the annual retainer for the chairman of the audit committee at $15,000, the annual retainer for the chairman of the compensation committee at $10,000, the monthly retainer (in lieu of meeting attendance fees) for the chairman of the board at $5,000, and the meeting attendance fees at $4,000.

Director Nominations Policy

Our board of directors adopted a director nominations policy in January 2004. A copy of that policy is available on our website at www.fastenal.com. This policy requires all candidates for service on our board of directors to have:

•	personal integrity;

•	loyalty to Fastenal and concern for our success and welfare;

•	the ability and willingness to apply sound and independent judgment;

•	an awareness of a director’s vital part in our good corporate citizenship;

•	time available for meetings and consultation on Fastenal matters;

•	the commitment to serve as a director for a reasonable period of time; and

•	the willingness to assume the fiduciary responsibilities of a director.

Leadership experience in business or administrative activities, a breadth of knowledge about issues affecting us and an ability to contribute special expertise to board or committee activities are also qualities to be considered in selecting director candidates.

Under the director nominations policy, our independent directors are responsible for:

•	reviewing the overall makeup of our board and our needs for new directors;

•	identifying, evaluating, and recruiting candidates to fill any additional or vacant positions on the board; and

•	recommending to the full board candidates to be nominated for election at the annual shareholders meeting.

If the independent directors determine to recommend the addition of one or more directors, or if a vacancy occurs on the board that we are required to fill or that the independent directors determine should be filled, our policy provides that the procedures described below will be followed to the extent the independent directors deem necessary or appropriate.

Our independent directors will initiate a search for director candidates, identify an initial slate of candidates, conduct inquiries into the background and qualifications of the initial slate, and determine one or more preferred candidates. The preferred candidate or candidates will then be interviewed by the chairman of our board and, if the chairman is not an independent director, at least one independent director. Thereafter, our independent directors will meet to consider and approve the final candidate(s) and seek full board endorsement of the final candidate(s).

Our independent directors may consult with the full board and with members of Fastenal’s management in determining our needs for new directors and in identifying, evaluating, and recruiting director candidates, and may use Fastenal personnel to assist them with the performance of their duties. Our independent directors have the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the independent directors determine necessary to carry out their duties. Fastenal is required to provide appropriate funding, as determined by our independent directors, for payment of compensation to any search firm or other advisors so employed by the independent directors.

In accordance with the director nominations policy, qualified candidates for membership on our board recommended by our shareholders will be considered by the independent directors. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or by writing to Board of Directors, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing the candidate’s name, biographical data, and qualifications.

We believe that, as a result of the role of our independent directors in the nominations process, it is not necessary at this time to have a separate nominating committee. Since we have no separate nominating committee, our full board, based on recommendations by the independent directors, nominates individuals for election as directors. Each of our board members, except for Mr. Oberton and Ms. Wisecup, currently qualifies as an independent director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2010.

* * * * * * * * * *

PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011, subject to ratification by our shareholders. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

A representative of KPMG LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

* * * * * * * * * *

AUDIT AND RELATED MATTERS

Audit Committee Report

As noted earlier, our audit committee is responsible for overseeing Fastenal’s management and independent registered public accounting firm in respect of our accounting and financial reporting. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal’s management and independent registered public accounting firm.

In that regard, our audit committee has reviewed and discussed with members of Fastenal’s management our audited consolidated financial statements for 2010, and has discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance. Our audit committee has also reviewed and discussed the written disclosures from our independent registered public accounting firm required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526, Communication with Audit Committee Concerning Independence, to ensure the independence of our independent registered accounting firm.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2010 be included in our 2010 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)             Hugh L. Miller             Scott A. Satterlee

Members of the Audit Committee

Audit and Related Fees

In connection with the audit of our 2010 and 2009 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table presents fees billed by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2010	2009
Audit Fees
Domestic Audit Fees(1)	$545,000	$531,500
Statutory Audit Fees(2)	24,000	24,000

Total Audit Fees	569,000	555,500
Audit-Related Fees(3)	30,000	57,000
Tax Fees	5,316	0
All Other Fees	0	0

Total	$604,316	$612,500

(1)	Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal’s annual financial statements, audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other audit related services including services provided in connection with certifications required under federal securities laws.

(2)	Aggregate fees billed for statutory audit services related to our Puerto Rico operation.

(3)	Aggregate fees billed for audit-related services related to our 401(k) plan in both years and review services related to our Dominican Republic operation in 2010 and 2009.

Independence of Principal Accountant

Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval of Services

The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2010 or 2009 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.

* * * * * * * * * *

PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION

OF OUR EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT

We are providing shareholders an advisory vote on executive compensation. This is a new item for our annual meeting in 2011. This vote is now required under Section 14A of the Securities Exchange Act of 1934 (the ‘Securities Exchange Act’). Section 14A was added to the Securities Exchange Act in 2010.

Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of our chief executive officer, our chief financial officer and the other three most highly compensated executive officers of Fastenal in 2010 (our ‘named executive officers’) set forth under ‘Executive Compensation’ below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2010 reflects and supports these compensation policies and procedures.

Shareholders are being asked to vote on the following resolution:

RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2011 Annual Meeting of Shareholders captioned ‘Executive Compensation’.

This advisory vote on executive compensation, commonly referred to as a ‘say-on-pay’ advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the result of the vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

* * * * * * * * * *

* * * * * * * * * *

PROPOSAL #4 – AN ADVISORY, NON-BINDING VOTE TO DETERMINE THE FREQUENCY (WHETHER ANNUAL, BIENNIAL, OR TRIENNIAL) WITH WHICH SHAREHOLDERS OF THE COMPANY SHALL BE ENTITLED TO HAVE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing shareholders an advisory vote on the frequency with which our shareholders shall have the advisory ‘say-on-pay’ vote on executive compensation as provided for in Proposal #3 above. This is also a new item for our annual meeting in 2011. This vote is now required under Section 14A of the Securities Exchange Act. Section 14A was added to the Securities Exchange Act in 2010.

The advisory vote on the frequency of the ‘say-on-pay’ vote is a non-binding vote as to how often the ‘say-on-pay’ vote should occur: every year, every two years, or every three years. In addition, shareholders may abstain from voting. We are required to hold the advisory vote on the frequency of the ‘say-on-pay’ vote at least once every six years.

Our board of directors concluded that an annual ‘survey’ to obtain shareholder feedback is appropriate for our organization. If we conclude over the next several years that this annual survey is not a useful tool for the maintenance of our simple compensation structure that rewards both short-term execution and long-term strategy, we will so advise our shareholders and reduce the frequency as so allowed. We believe this approach is consistent with the type of open and transparent dialogue we have had with our shareholders since first going public in 1987.

Shareholders are being asked to vote on a resolution to determine, on an advisory basis, whether the frequency with which the shareholders shall have an advisory vote on executive compensation set forth in the Company’s proxy statement for its annual meeting of shareholders, beginning with the 2011 Annual Meeting of Shareholders, should be (i) every year, (ii) every two years, or (iii) every three years.

Although this advisory vote on the frequency of the ‘say-on-pay’ vote is not binding on our board of directors, the board and compensation committee will take into account the result of the vote when determining the frequency of future ‘say-on-pay’ votes.

The enclosed proxy card gives you four choices for voting on this proposal. The choice which receives the highest number of votes will be deemed the choice of the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

EVERY YEAR AS THE FREQUENCY ALTERNATIVE FOR FUTURE SHAREHOLDER ADVISORY VOTES ON THE APPROVAL OF EXECUTIVE COMPENSATION

* * * * * * * * * *

EXECUTIVE COMPENSATION

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation, Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2010 annual report on Form 10-K.

Michael J. Dolan (Chair)             Michael M. Gostomski             Michael J. Ancius

Members of the Compensation Committee

Compensation Discussion and Analysis

Executive Summary

We believe that compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. In light of that philosophy, we pay our executive officers a modest base salary, quarterly cash incentives based on growth in pre-tax and net earnings, periodic long-term incentives in the form of stock options, and certain additional benefits generally available to all employees.

Fastenal’s financial performance and changes therein for the past three years can be summarized as follows:

	2010	% change	2009	% change	2008
Net sales	$2,269,471,000	17.6%	$1,930,330,000	-17.5%	$2,340,425,000
Pre-tax earnings	$430,640,000	44.8%	$297,490,000	-34.1%	$451,167,000
Net earnings	$265,356,000	43.9%	$184,357,000	-34.1%	$279,705,000

Our company pays our executive officers cash incentive bonuses each year for achieving or exceeding 105% of the previous year’s pre-tax earnings or net earnings. All executive officers’ cash incentive bonus plans, except the chief financial officer, are based on pre-tax earnings. Our chief financial officer’s plan is based on net earnings. Our cash incentive plans are very clear and simple, in that cash incentive bonuses are paid only when minimum targeted results are achieved. The method of determining cash incentives for our named executive officers has remained substantially unchanged over recent years. Because financial results for 2009 did not equal or exceed minimum performance targets for that year, no cash incentives were paid for 2009. In 2010, however, financial results exceeded minimum targeted results and cash incentive bonuses were earned and paid. The named executive officers who received cash incentive payouts in 2010 were:

•	Mr. Willard D. Oberton, President and Chief Executive Officer

•	Mr. Daniel L. Florness, Executive Vice President and Chief Financial Officer

•	Mr. Nicholas J. Lundquist, Executive Vice President – Sales

•	Mr. Leland J. Hein, Executive Vice President – Sales

•	Mr. James C. Jansen, Executive Vice President – Operations

Compensation Policies and Mitigation of Related Risk

The company’s management, in concert with the compensation committee, has examined the company’s compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, management has reviewed the company’s compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•	approval by our board of directors and the compensation committee of significant compensation plans and programs,

•

oversight by the compensation committee of compensation plans and programs for management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts,

•	regular scrutiny of performance and compliance with policies and procedures by district and regional managers, as well as senior executive managers responsible for specific business areas,

•	ongoing monitoring of specific asset areas by regional finance managers and internal audit and finance department personnel,

•

the design of our cash incentive plans, which helps ensure that employees are not rewarded for performance failure, provides employees with the immediate feedback and motivation necessary to take prompt action to correct unacceptable financial results, recasts actual results in current periods as minimum performance targets in subsequent periods, and thereby reduces the incentive to manipulate results, and

•	vesting requirements that encourage long-term perspectives among employees receiving equity-based compensation.

Because of the controls in place, we have concluded that there are no unmitigated risks created by the company’s compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.

Underlying Philosophy

Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal’s goal is simple – Growth through customer service. We keep everybody focused on this common goal by treating everybody substantially equal and, in this regard, we recognize that the company cannot have some people who are put in a different status than the rest. We believe all of our people are ‘key people’ in the achievement of our success and that belief is reflected in our compensation system. Our only retirement plan is our 401(k) and employee stock ownership plan (the 401(k) plan) available to all employees based in the United States (with separate but similar plans for employees in foreign countries). Our health and welfare plans in which executives may participate are the same plans as those generally available to our employees. Similarly, we don’t have employment, severance or change in control agreements for executives, stock options only for the highest paid people, or other special perquisites for a select few. By striving for equality, everyone can stay focused on the common goal of growing our business by serving the customer.

Equal treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee’s knowledge and responsibility, the difficulty of the task being performed by the employee, and the leadership requirements of the employee’s position. The reward system must be designed to keep everyone focused on the common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.

We are a decentralized company with decisions made by those closest to our customer. We avoid central planning as we believe it stifles the creativity of our people. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal – Growth through customer service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focused on ‘growing the business’.

To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we do little to thwart this important mindset. In fact, we encourage and reward it. We think of our business as being approximately 2,500 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through customer service. The highly motivated entrepreneurs running each of our stores make the daily decisions needed to serve the customer and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. We foster entrepreneurship with, and work our common goal of growth into, our compensation system by making the growth of our sales or profits a part of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.

Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.

Simplicity, Transparency, and Immediacy

We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees – the people we need to motivate to achieve our success – and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their stores are performing compared to other stores in our organization and how that performance impacts their compensation.

We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement at the end of the month or at the end of the quarter. We don’t wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples’ compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.

Goals and Policies

Our compensation goals for all employees, including our executive officers, are to:

•	reward employees for achievement of stated goals or targets,

•	be simple, understandable, and transparent,

•	reflect compensation differences based on position and responsibility,

•	be reasonable, and

•	align the interests of our employees with those of our shareholders.

In developing our compensation programs, our objectives are as follows:

•	overall compensation levels must be sufficiently competitive to retain, attract, and motivate employees to achieve superior results,

•	compensation should be equitable among our employees and fair to both our employees and our shareholders,

•	compensation should be higher for those with greater responsibilities, and

•

in the case of executive officers, a substantial portion of their compensation should be contingent on, and variable with, achievement of overall performance goals, and that portion should increase with increased position and responsibility.

We do not use the services of outside consultants to establish or monitor our compensation programs.

How Employees are Compensated

Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple; a significant portion of their pay should be based on how well they have sold to and served the customer. Typical pay arrangements provide a modest base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have repeatedly been demonstrated to be achievable with superior effort.

Of the remaining approximate 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.

Because we believe that growth in the company’s stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. We chose to limit the equity based incentives that could be granted under our plan to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand. Our stock option plan does not permit discounted stock options, reload stock options, or the re-pricing of stock options. All of our employees are eligible to receive stock option grants and, since beginning the plan in 2003, about 3,000 of our employees have received such grants (we currently have about 13,000 employees). When making grants, we consider an employee’s contribution to the company, including the employee’s responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving stock option grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.

We believe that our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.

Management’s Role in the Compensation Setting Process

Management plays an important role in our compensation setting process. The most significant aspects of management’s role are:

•	evaluating employee performance,

•	recommending business performance targets and objectives, and

•	recommending salary levels and option awards.

While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer works with our compensation committee in establishing the agenda and discussion surrounding executive compensation. During this process, our chief executive officer is asked to provide:

•	the background information regarding our strategic objectives,

•	his evaluation of the performance of our other executive officers, and

•	compensation recommendations as to other executive officers.

In setting the compensation level for our chief executive officer, the compensation committee asks for and receives input from our chief executive officer about what is reasonable and fair, yet challenging, in terms of setting performance goals. We respect his knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer is made by the compensation committee after careful consideration of numerous factors, including past practices, ability to achieve anticipated goals, and his individual past performance and that of his other executive officers.

Employment Agreements, Severance Agreements, or Change in Control Agreements

We do not have employment, severance or change in control agreements with any employees, including executive officers. Our stock option plan provides that, in the event of any merger or similar transaction in which the company is not the surviving or acquiring corporation or in the event of a dissolution or liquidation of the company, all unvested options will become immediately exercisable unless, in the case of a merger or similar transaction, the agreement governing the transaction specifically provides for the substitution of securities of another corporation for the shares underlying the unexercised options. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe that doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.

Compensation of Executives

The following are the components of our compensation program for executive officers:

•	Base Salary. Executive officers receive base salary as a reward for core competence in the executive role relative to skills, experience and contributions to our company.

•	Quarterly Cash Incentives. Executive officers receive a periodic cash reward for achievement of specified pre-tax or net earnings growth goals. These goals are reviewed and established annually.

•

Long-term Incentives. Executive officers receive stock option grants designed to promote long-term retention and to give the executive an opportunity for an ownership stake in the business so as to participate in the long-term goal of growing our shareholders’ interests. Evaluation of the appropriate level of stock option grants is made periodically.

•	Other Compensation. Executive officers participate in other benefit plans generally available to all of our employees.

The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees, in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee’s level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.

Base salary

We provide our executive officers with a base salary to provide them with a fixed base amount of compensation for services rendered during the year. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions.

Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set modest base salary levels for each executive officer. In setting these salary levels for individual executives, we consider the performance of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under ‘Market Competitiveness Review’ below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our ‘pay for performance’ mentality, this is the only material component of executive compensation that is not tied directly to our performance.

Our compensation committee established the base salary to be paid to our executive officers for 2010 at its last meeting in 2009, and for 2011 at its last meeting in 2010. Base salary for each of the named executive officers was unchanged in 2010 and 2009, from that of the previous year. We believe our base pay levels are reflective of our business model. Fastenal’s performance was not a factor considered by the compensation committee in setting base salary of our executive officers.

Quarterly cash incentives

Our rationale behind performance based cash incentive compensation is rooted in our desire to reward our executive officers for consistent short-term and long-term profit growth. Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company or of their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increased our earnings above a pre-determined minimum target.

2010 Incentive Program

The bonus arrangements for our executive officers for 2010 were approved by our compensation committee at its final meeting in 2009. Except for the change in payout percentage for Mr. Hein described below, the method of calculating the minimum performance targets and payout percentages for our named executive officers for 2010 did not change from that in place for 2009.

The 2010 cash incentive program applied to all of our executive officers. The specific programs for our named executive officers are included in the table below. Each named executive officer’s cash bonus for each quarter during 2010 was determined by applying the payout percentage listed opposite his name below to the amount by which pre-tax earnings of the officer’s area of responsibility or net earnings of the company (as specified in the table below) for that quarter exceeded 105% of such earnings in the same quarter of 2009.

Name	Earnings type	Payout percentage
Mr. Oberton	Company-wide pre-tax earnings	2.25%
Mr. Florness	Company-wide net earnings	1.50%
Mr. Lundquist	Pre-tax earnings[1]	2.60%
Mr. Hein	Pre-tax earnings[1]	1.60% / 2.00%[2]
Mr. Jansen	Company-wide pre-tax earnings	0.80%

[1]

The cash bonuses for Mr. Lundquist and Mr. Hein were based on growth in pre-tax earnings for the respective geographic areas under their leadership. Mr. Lundquist is the leader of our eastern United States area and Mr. Hein is the leader of our western United States area.

[2]

Mr. Hein’s pay-out percentage was 1.60% for the first quarter of 2010, and was increased to 2.00% for the last three quarters of the year. As generally discussed below, when Mr. Hein was newly promoted to his current position, his payout percentage was set at a level commensurate with his experience. However, during 2010, we determined that sufficient time had passed allowing for assessment of his performance, and his payout percentage was increased.

The following table sets out, for each quarter in 2010, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter.

2010	Actual pre-tax earnings	Minimum target pre-tax earnings	Actual net earnings	Minimum target net earnings
First quarter	$90,669,000	$82,600,000	$56,034,000	$51,129,000
Second quarter	$112,125,000	$73,922,000	$69,167,000	$45,715,000
Third quarter	$120,702,000	$80,852,000	$74,994,000	$49,968,000
Fourth quarter	$107,144,000	$74,990,000	$65,161,000	$46,763,000

The approximate percentage of the actual and minimum target pre-tax earnings of the company for each quarter in 2010 attributable to the area under Mr. Lundquist’s leadership was 43%. The approximate percentage of the actual and minimum target pre-tax earnings of the company for each quarter in 2010 attributable to the area under Mr. Hein’s leadership was 50%.

2011 Incentive Program

The bonus arrangements for our executive officers for 2011 were approved by our compensation committee at its final meeting in 2010. The method of calculating the minimum performance targets and payout percentages for our named executive officers for 2011 did not change from that in place at the end of 2010.

Cash Incentive Programs Generally

The cash bonuses for each of Mr. Oberton, Mr. Lundquist, Mr. Hein, and Mr. Jansen are based on growth in pre-tax earnings of the officer’s area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of our belief that the focus of the executive officers should be on profitability. The cash bonuses for Mr. Florness are based on growth in company-wide net earnings, rather than pre-tax earnings, because his responsibilities allow him to affect our entire financial position including our tax position.

The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved, and therefore sets the minimum targets for each quarter at a higher level than the earnings achieved for the same quarter in the prior year. The compensation committee requires 5% growth in earnings before any bonuses can be earned due to our belief that growth at that level is achievable with superior effort and will generate the cash necessary to expand the company’s operations in accordance with our business plans and increase shareholder value.

The payout percentage used to calculate the amount of each named executive officer’s quarterly cash bonus reflects the officer’s track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.

Under the terms of the incentive plan, our compensation committee has the discretion and authority to reduce, but not increase, the amount of any cash incentive otherwise payable in accordance with the performance objectives established pursuant to the incentive plan. However, the compensation committee has the discretion to award cash incentives to any employees, including the named executive officers, outside of the incentive plan, in which case the compensation committee’s discretion to pay cash incentives absent the attainment of specified performance objectives or to reduce or increase the size of the payouts from those determined by application of specified performance objectives would not be limited. The compensation committee has not historically exercised such discretion, including during 2010.

We do not believe it is necessary for our executive cash incentive programs to be capped, as cash bonus payments to our executive officers are tied directly to our financial performance so that they only increase if and to the extent the company’s profitability grows. In furtherance of our goal of keeping our compensation programs simple, understandable and transparent, we do not base the cash incentives paid to our executive officers on achievement of multiple performance metrics. In our view, the use of multiple performance metrics would not serve to mitigate business risk, primarily because the impact of executive business decisions is very quickly reflected in our financial results and any resulting cash incentive bonuses.

Fastenal does not currently have a claw back policy requiring us to recover cash incentives previously paid to our executive officers or others in the event of a restatement of previously reported financial results. However, we expect to adopt such a policy with respect to our executive officers in 2011 in compliance with certain recent changes in federal law. We believe our cash incentive arrangements, under which bonuses are earned only upon an improvement in profitability as measured by objective criteria and determined using a methodology and variables that are substantially consistent from year to year, help us avoid the pitfalls of other compensation systems that reward executives when their companies do well but insulate them from the consequences when their companies do poorly.

Long-term incentives

During 2007, we began to place an increasing emphasis on compensation tied to the market price of Fastenal’s common stock, using stock options granted pursuant to the stock option plan which was approved by our shareholders. We believe that the equity based element of our compensation program, which allows our executive officers to earn additional compensation based on the appreciation of our stock, facilitates the retention of executive officers. We also feel these incentives help to further align management’s interest, regardless of their individual stock ownership position, with the interests of our shareholders. As part of our long-term equity incentive program, we have not established requirements for executive officers to hold specific or minimum levels of investment in company stock, as we believe such a requirement would be contrary to the independent decision making critical to maintaining our entrepreneurial culture.

On April 20, 2010, our compensation committee granted to our employees options to purchase a total of 265,000 shares of our common stock with a ‘strike price’ of $60 per share. None of these grants were made to our executive officers. Our executive officers hold options that were issued as part of larger grants to employees in April 2007 and April 2009. Grants made in 2007, 2009, and 2010 were at levels designed to provide the recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable levels and to facilitate retention of critical employees as part of the company’s continuity planning. Our compensation committee believed that the options granted to our executive officers in 2007 and 2009 provided a reasonable incentive to those officers and, accordingly, no additional options were granted to any of them in 2010.

Of the 3,125,000 total stock options granted by the company since April 2007, an aggregate of 750,000 are held by executive officers. The options held by executive officers vest and become exercisable over a period of five, seven or eight years from the date of grant with such staggered vesting intended to ensure continuity of leadership.

In order to avoid any perception that the timing of stock option grants are, or opportunity for such timing to be, made to take advantage of undisclosed financial information, we make all such grants in April of a given year immediately following the annual shareholders’ meeting.

Our compensation committee is currently evaluating the granting of additional options in 2011. The compensation committee expects to meet immediately after the annual shareholders’ meeting in April 2011 to finalize a decision.

Other Compensation

We make annual profit sharing contributions to our executive officers’ 401(k) plan accounts. We allocate the annual profit sharing contribution made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Market Competitiveness Review

In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee reviews executive compensation data for a peer group of companies as a general reference, but does not establish specific compensation parameters based on such data. While we are cognizant that total compensation for our executive officers is generally less than that paid by members of the peer group to their executive officers having comparable responsibilities, we do not set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific discount to peer group compensation data.

In the case of both 2010 and 2011 compensation, the peer group consisted of the four companies most recently selected as part of our peer group in connection with the preparation of our stock performance graph and six additional companies selected, based on commonalities with our business such as similar methods of sourcing, distribution, and selling, from the top 16 industrial supply companies, measured by revenue, for which public information was available, as ranked by Industrial Distribution magazine. We look at a broader peer group in evaluating executive compensation than we do in charting our stock performance in order to reduce the statistical impact on executive compensation of outliers in the group.

With respect to 2010 compensation, our compensation peer group consisted of W.W. Grainger, Inc., Air Gas, Inc., Lawson Products, Inc., MSC Industrial Direct Co. Inc., Genuine Parts Company, Smith International, Inc., Applied Industrial Technologies, Inc., Interline Brands, Inc., Kaman Corporation, and DXP Enterprises, Inc. With respect to 2011 compensation, our compensation peer group consisted of W.W. Grainger, Inc., Air Gas, Inc., Lawson Products, Inc., MSC Industrial Direct Co. Inc., Genuine Parts Company, Anixter International, Inc., Applied Industrial Technologies, Inc., Interline Brands, Inc., Kaman Corporation, and DXP Enterprises, Inc. We added Anixter International, Inc. to the 2011 peer group as a replacement for Smith International, Inc., which was acquired by another company during 2010.

Deductibility of Executive Compensation

We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000 annually. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m). No non-deductible compensation was paid to our named executive officers in 2010, and the amount of non-deductible compensation paid to our named executive officers in prior years was minimal.

Conclusion

The compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation

Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Willard D. Oberton Chief Exeuctive Officer and President	2010	482,500	(4)	—	—	—	2,661,199	—	2,500	3,146,199
	2009	485,000	(4)	—	—	—	—	—	—	485,000
	2008	485,000	(4)	—	—	—	1,223,395	—	2,500	1,710,895
Daniel L. Florness Executive Vice President and Chief Financial Officer	2010	250,000		—	—	—	1,076,718	—	2,500	1,329,218
	2009	250,000		—	—	—	—	—	—	250,000
	2008	250,000		—	—	—	531,779	—	2,500	784,279
Nicholas J. Lundquist Executive Vice President - Sales	2010	375,000		—	—	—	1,381,047	—	2,500	1,758,547
	2009	375,000		—	—	—	—	—	—	375,000
	2008	375,000		—	—	—	558,150	—	2,500	935,650
Leland J. Hein Executive Vice-President - Sales	2010	250,000		—	—	—	930,445	—	2,500	1,182,945
	2009	250,000		—	—	181,750	—	—	—	431,750
	2008	250,000		—	—	—	413,004	—	2,500	665,504
James C. Jansen Executive Vice-President - Operations	2010	200,000		—	—	—	946,203	—	2,500	1,148,703
	2009	200,000		—	—	181,750	—	—	—	381,750
	2008	200,000		—	—	—	434,985	—	2,500	637,485

(1)	This column has been restated from the figures disclosed in the proxy statement for the 2010 annual meeting. In the 2010 proxy statement, this column set out the compensation expense recognized by our company in the respective year for financial reporting purposes in connection with all outstanding options granted to each of the listed executive officers. In this proxy statement, this column sets out the grant date fair value of all option grants made during each respective year to each of the listed executive officers. (This change in disclosure was due to changes in SEC regulations.) We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the Notes to our consolidated financial statements included in our 2010 annual report on Form 10-K.

(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.

(3)	This column sets out our annual profit sharing contribution under our 401(k) plan.

(4)	This amount includes $7,500, $10,000, and $10,000 paid to Mr. Oberton in 2010, 2009, and 2008, respectively, in his capacity as one of our directors. See ‘Corporate Governance – Compensation of our Directors’ earlier in this document.

Grant of Plan-Based Awards

Set out in the following table is information with respect to awards made in 2010 to our named executive officers under our stock option plan.

GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold ($)	Target ($)	Maximum ($)
Willard D. Oberton	—	—	1,223,400	—	—	—	—	—	—	—	—
Daniel L. Florness	—	—	531,800	—	—	—	—	—	—	—	—
Nicholas J. Lundquist	—	—	558,150	—	—	—	—	—	—	—	—
Leland J. Hein	—	—	516,250	—	—	—	—	—	—	—	—
James C. Jansen	—	—	435,000	—	—	—	—	—	—	—	—

(1)	The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in ‘Compensation Discussion and Analysis – Compensation of Executives – Quarterly Cash Incentives – 2010 Incentive Program’.

(2)	There were no thresholds or maximum payouts under the 2010 cash bonus arrangements.

(3)	In accordance with SEC rules, we have historically disclosed a representative target payout amount for each individual based on the previous year’s fiscal performance. Since no actual cash bonuses were earned in 2009 because pre-tax earnings and net earnings in 2009 did not exceed 105% of the comparable earnings amounts in 2008, to disclose representative target payout amounts for 2010 based on 2009 financial performance would have resulted in representative target payout amounts in this table of zero. In order to provide more meaningful disclosure, we calculated the representative target payout amounts for 2010 by applying the payout percentages for these named executive officers in the year just ended (2010) to the amount by which pre-tax or net earnings in 2008 exceed 105% of 2007 pre-tax or net earnings.

Outstanding Equity-Based Awards

Set out in the following table is information with respect to each named executive officer’s outstanding equity awards as of the end of 2010. The equity awards consist solely of options granted under our existing stock option plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Willard D. Oberton	175,000	75,000	—	$45.00	5/31/2013	—	—	—	—
Daniel L. Florness	—	100,000	—	$45.00	5/31/2016	—	—	—	—
Nicholas J. Lundquist	70,000	30,000	—	$45.00	5/31/2013	—	—	—	—
	25,000	25,000		$45.00	5/31/2015
Leland J. Hein	—	50,000	—	$45.00	5/31/2016	—	—	—	—
		25,000		$54.00	5/31/2018
James C. Jansen	—	50,000	—	$45.00	5/31/2016	—	—	—	—
		25,000		$54.00	5/31/2018

(1)	Each option with an option expiration date of May 31, 2013 will vest and become exercisable over a period of five years. Each option with an option expiration date of May 31, 2015 will vest and become exercisable over a period of seven years. Each option with an option expiration date of May 31, 2016 will vest and become exercisable over a period of eight years. Each option with an option expiration date of May 31, 2018 will vest and become exercisable over a period of eight years. 50% of each option will vest and become exercisable halfway through the relevant vesting period and the remainder will vest and become exercisable proportionately on each anniversary of the date of grant of the option occurring after the initial vesting date.

Option Exercises

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding options to purchase Fastenal stock that have been exercised by named executive officers during our last completed year. No stock options were exercised by named executive officers in 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Willard D. Oberton	—	—	—	—
Daniel L. Florness	—	—	—	—
Nicholas J. Lundquist	—	—	—	—
Leland J. Hein	—	—	—	—
James C. Jansen	—	—	—	—

Pension Benefits

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.

Non-Qualified Deferred Compensation

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments upon Termination or Change-in-Control

SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, in the event of any merger or similar transaction in which Fastenal is not the surviving or acquiring corporation or in the event of the dissolution or liquidation of Fastenal, all unvested options will become immediately exercisable unless, in the case of a merger or similar transaction, the agreement governing the transaction specifically provides for the substitution of securities of another corporation for the shares underlying the options. If any such transaction or event had occurred on December 31, 2010 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on the NASDAQ Stock Market on such date (closing price was $59.91 per share), and if we elected to accelerate the vesting of all options, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Options outstanding	Option exercise price	Payment value
Willard D. Oberton	250,000	$45	$3,727,500
Daniel L. Florness	100,000	$45	$1,491,000
Nicholas J. Lundquist	150,000	$45	$2,236,500
Leland J. Hein	75,000	$45 / $54	$893,250
James C. Jansen	75,000	$45 / $54	$893,250

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of February 15, 2011 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 15, 2011 there were 147,430,712 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Robert A. Kierlin P.O. Box 302 Winona, Minnesota 55987	7,110,400	(2)	4.82%
Stephen M. Slaggie	5,438,644	(3)	3.69%
Michael M. Gostomski	664,650	(4)	*
Willard D. Oberton	470,557	(5)	*
Michael J. Dolan	13,000		*
Reyne K. Wisecup	40,000	(6)	*
Hugh L. Miller	18,413	(7)	*
Michael J. Ancius	2,000	(8)	*
Scott A. Satterlee	4,000	(9)	*
Daniel L. Florness	20,502	(10)	*
Nicholas J. Lundquist	166,558	(11)	*
Leland J. Hein	5,126	(12)	*
James C. Jansen	5,390	(13)	*
Ruane, Cunniff & Goldfarb Inc. 767 Fifth Avenue New York, New York 10153-4798	11,437,320	(14)	7.76%
Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	8,236,644	(15)	5.59%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	19,769,779	(16)	13.41%
Directors and executive officers as a group (16 persons)	13,973,638		9.48%

*	Less than 1%.

(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)	Includes 400 shares held by Mr. Kierlin’s wife, of which Mr. Kierlin disclaims beneficial ownership.

(3)	Includes 419,660 shares held by Mr. Slaggie’s wife, of which Mr. Slaggie disclaims beneficial ownership.

(4)	Includes 618,904 shares held in Mr. Gostomski’s revocable living trust, over which Mr. Gostomski has voting and investment power, and 29,300 shares held in a revocable living trust of Mr. Gostomski’s wife, over which Mr. Gostomski’s wife has voting and investment power. Also includes 2,223 shares held by Mr. Gostomski’s wife. Mr. Gostomski disclaims beneficial ownership of the shares held by his wife and held in his wife’s revocable living trust. Further includes 12,000 shares held in a charitable remainder unit trust. Mr. Gostomski and his wife share voting and investment power over the shares held by these trusts, and Mr. Gostomski disclaims beneficial ownership of such shares. Mr. Gostomski pledged 220,000 shares of Fastenal stock in his revocable living trust on November 24, 2010 to secure obligations under a prepaid variable forward contract that he entered into with an unaffiliated third-party buyer. The contract obligates Mr. Gostomski to deliver to the buyer up to 220,000 shares of Fastenal company stock in his revocable living trust (or, at Mr. Gostomski’s election, an equivalent amount of cash based on the market price of Fastenal company stock at that time) on November 23, 2011, the maturity of the contract. Mr. Gostomski retains dividend and voting rights in the pledged shares during the term of the pledge.

(5)	Includes 70,400 shares held by Mr. Oberton’s wife and stock options to acquire 175,000 shares at an exercise price of $45.00 per share that are immediately exercisable, and approximately 252 shares attributable to the account of Mr. Oberton in our 401(k) plan as of December 31, 2010. Mr. Oberton has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(6)	Consists of 5,000 shares held jointly by Ms. Wisecup and her husband and stock options to acquire 35,000 shares at an exercise price of $45.00 per share that are immediately exercisable.

(7)	Includes 12,000 shares held in Mr. Miller’s revocable living trust, over which Mr. Miller has voting and investment power, and 6,000 shares held jointly by Mr. Miller and his wife.

(8)	Consists of 2,000 shares held jointly by Mr. Ancius and his wife.

(9)	Consists of 4,000 shares held in Mr. Satterlee’s revocable living trust, over which Mr. Satterlee has voting and investment power.

(10)	Consists of 19,099 shares held jointly by Mr. Florness and his wife, and approximately 1,403 shares attributable to the account of Mr. Florness in our 401(k) plan as of December 31, 2010. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(11)	Includes 6,000 shares held by Mr. Lundquist’s wife, and an aggregate of 4,800 shares held by Mr. Lundquist as custodian for his children and stock options to acquire 95,000 shares at an exercise price of $45.00 per share that are immediately exercisable. Also includes approximately 2,758 shares attributable to the account of Mr. Lundquist in our 401(k) plan as of December 31, 2010. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(12)	Consists of 2,500 shares held jointly by Mr. Hein and his wife, and approximately 2,626 shares attributable to the account of Mr. Hein in our 401(k) plan as of December 31, 2010. Mr. Hein has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(13)	Includes of 4,184 shares held jointly by Mr. Jansen and his wife, and approximately 1,206 shares attributable to the account of Mr. Jansen in our 401(k) plan as of December 31, 2010. Mr. Jansen has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(14)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2010, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 7,281,398 shares and sole investment power with respect to 11,437,320 shares.

(15)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2010, The Bank of New York Mellon Corporation (‘BNY’), which is a parent holding company, has sole voting power with respect to 7,162,214 shares, sole investment power with respect to 8,016,365 shares, shared voting power with respect to 180 shares and shared investment power with respect to 16,371 shares. MBC Investment Corporation, which is a parent holding company and a direct or indirect subsidiary of BNY, has sole voting power with respect to 6,177,662 shares and sole investment power with respect to 7,432,449 shares.

(16)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2010, T. Rowe Price Associates, Inc., which is a registered investment advisor, has sole voting power with respect to 5,496,066 shares and sole investment power with respect to 19,769,779 shares.

ADDITIONAL MATTERS

If you are a registered shareholder, our 2010 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2010 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2010 annual report.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2011 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.

We will pay the cost of soliciting our board of directors’ form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.

Our transfer agent is Wells Fargo Bank, N.A. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164, Attention: Shareholder Services.

If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2010, you may do so without charge by writing to Internal Audit, at our offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any shareholder proposal intended to be presented at the 2012 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 4, 2011 in order to be included in such proxy statement. We must receive any other shareholder proposals intended to be presented at our 2012 annual meeting at our principal executive office no later than December 21, 2011.

By Order of the board of directors,

Daniel L. Florness Executive Vice-President and Chief Financial Officer

February 23, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M29109-P05886-Z54708

FASTENAL COMPANY

Annual Meeting of Shareholders

April 19, 2011 10:00 AM

This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, Michael M. Gostomski and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of the Shareholders to be held on April 19, 2011, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 22, 2011.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2 and 3, and FOR 1 Year on proposal 4. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side

FASTENAL COMPANY 2001 THEURER BOULEVARD WINONA, MN 55987 ATTN: JEAN DUBOIS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M29108-P05886-Z54708	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY The Board of Directors recommends you vote			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following proposals 1, 2 and 3:
1. Election of Directors			☐	☐	☐
Nominees
01)	Robert A. Kierlin
02)	Stephen M. Slaggie
03)	Michael M. Gostomski
04)	Willard D. Oberton
05)	Michael J. Dolan
06)	Reyne K. Wisecup
07)	Hugh L. Miller
08)	Michael J. Ancius
09)	Scott A. Satterlee

							For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2011 fiscal year.							☐	☐	☐

3. Approval, by non-binding vote, of executive compensation.							☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on the following proposal 4:						1 Year	2 Years	3 Years	Abstain
4. Approval, by non-binding vote, of the frequency of future executive compensation votes.						☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date